EXHIBIT 11

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
FOCUS ENHANCEMENTS, INC.

STATEMENT OF COMPUTATION OF LOSS PER SHARE
                                                                                                      December 31,
                                                                                            ------------------------------
                                                                                            1998                      1997
                                                                                            ----                      ----
Net loss                                                                               $ (12,787,324)             $(1,986,079)
                                                                                       ==============             ============

Basic:
Weighted average number of common shares outstanding                                       16,336,872               12,727,934
                                                                                       ==============             ============

Diluted:
Weighted average number of common shares outstanding                                       16,336,872               12,727,934
Weighted average common equivalent shares                                                          --                       --
                                                                                       ==============             ============

Weighted average number of common
shares outstanding used to calculate per share data                                        16,336,872               12,727,934
                                                                                       ==============             ============

Loss per share
    Basic                                                                                 $     (.78)               $    (.16)
    Diluted                                                                               $     (.78)               $    (.16)
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